Exhibit 10.1

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”) is entered into as of June 14, 2013, between S4S (UK) Limited, (“S4S”) a corporation organized under the laws of England, with principal offices at Norton House, 752A Chesterfield Road, Woodseats, Sheffield S8 0SE UK (S4S), and Therapeutic Solutions International, Inc., a corporation organized under the laws of Nevada, USA (“Distributor”), with principal offices at 4093 Oceanside Boulevard, Suite B, Oceanside, California 92056, USA.

In consideration of the mutual promises contained herein, the parties agree as follows:

1.

KEY DEFINITIONS

(a)

“Products” shall mean Sleepwell.

(b)

“Territory” shall mean the United States

2.

APPOINTMENT AND AUTHORITY OF DISTRIBUTOR

(a)

Appointment.  Subject to the terms and conditions set forth herein, S4S hereby appoints Distributor as S4S’s exclusive distributor for the Products in the Territory, and Distributor hereby accepts such appointment.  Distributor shall have the exclusive right, during the term of this Agreement, to promote, sell, market and distribute the Products to licensed dental professionals, licensed medical professionals, and licensed (and suitably trained) dental labs in the Territory.

(b)

Territorial Responsibility.  Distributor shall not promote or solicit orders for the Products outside the Territory or to customers or potential customers who will receive or use the Products outside the Territory; and Distributor shall not establish a facility for purposes relating to the Products outside the Territory.  (Provided, that establishment of a website that is overtly and primarily directed to only Territory persons shall not be deemed to constitute promotion or solicitation outside the Territory, nor shall advertisement in publications which are overtly and primarily directed to only Territory persons.)  Distributor shall forward to S4S all unsolicited inquiries relating to the Products from customers or potential customers outside the Territory.

(c)

Independence.

(i)

General.

The relationship of S4S and Distributor established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either party the power to direct and control the day-to-day activities of the other or allow one party to create or assume any obligation on behalf of the other for any purpose whatsoever.  Each party agrees not to purport to bind or commit the other.

(ii)

Conduct of Business. All financial obligations associated with Distributor’s business are the sole responsibility of Distributor; without limitation, any expenses incurred by Distributor in the performance of this Agreement shall be Distributor’s sole responsibility.  All sales and other agreements between Distributor and Distributor’s customers are Distributor’s exclusive responsibility.  Distributor is free to establish terms and pricing to Distributor’s own customers.  Distributor is not entitled to any compensation under this Agreement except for the opportunity to attempt to profitably resell Products purchased from S4S to Distributor’s customers.

(iii)

Taxes Generally. Distributor is solely responsible for payment of all income, social security, pension, employment-related, or other taxes incurred as a result of the performance of services by Distributor and its personnel and for all obligations, reports, and timely notifications relating to such taxes. S4S shall have no obligation to pay or withhold any sums for such taxes, and the Distributor explicitly agrees to indemnify and hold S4S harmless from any and all such payments in this paragraph, including all costs and attorney fees and accounting fees that S4S may incur as a result.

3.

TERMS OF PURCHASE OF PRODUCTS BY DISTRIBUTOR

(a)

Terms and Conditions.  All purchases of Products by Distributor from S4S during the term of this Agreement shall be subject to the terms and conditions of this Agreement.

(b)

Prices.  S4S has the right at any time to revise the prices with 60 days’ advance written notice to Distributor; S4S shall (but only for the purpose of defraying a material change in S4S manufacturing costs and only if such a material change occurs) not change the specifications for the Products in such a way as to reduce the overall desirability of the Products to Distributor’s customers without Distributor’s consent.  Such revisions of prices and/or specifications shall apply to all orders received after the effective date of revision.  Price and/or specification changes shall not affect unfulfilled purchase orders accepted by S4S before the effective date of the price and/or specification change.

(c)

Taxes.  Distributor’s Purchase Price does not include any national, provincial, federal, state or local taxes or duties that may be applicable to the Products.  In the event that such taxes are applicable and S4S has the legal obligation to pay or collect such taxes, S4S shall be entitled to add to Distributor’s invoice the amount of such taxes and Distributor shall pay such amount unless Distributor provides S4S with a valid tax exemption certificate authorized by the appropriate taxing authority. The Distributor explicitly agrees to indemnify and hold S4S harmless from any and all such payments in this paragraph, including all costs and attorney fees and accounting fees that S4S may incur as a result.

(d)

Orders (including the Initial Stocking Order).  By its execution and delivery of this Agreement, Distributor is deemed to have placed an initial stocking purchase order, for prompt delivery, of 100 x Sleepwell kits to be shipped in bulk to Distributor’s address set forth above. The initial stocking purchase order shall be subject to all the provisions hereof pertaining to purchase orders and deliveries.  Except as set forth in the previous sentence, all orders for Products submitted by Distributor shall be initiated by written purchase orders sent to S4S (by mail, express overnight courier or email) and requesting a delivery date during the term of this Agreement; provided, however, that an order may initially be placed orally if a confirmational written purchase order is received by S4S within five days after said oral order.  S4S shall use reasonable commercial efforts to deliver Products in the quantities and at the times specified in Distributor’s purchase orders.  The parties acknowledge that as a matter of convenience they may use forms of purchase order, but that no provisions thereof shall modify or add to the terms specified in this Agreement, and the parties agree that such provisions are to be ignored as if they did not exist, unless such provisions are handwritten and initialed at the location of the provision by both parties.  In the event of any conflict between the terms of this Agreement and any terms contained in Distributor’s purchase order form, this Agreement shall be controlling.

(e)

Payment.  Full payment of Distributor’s Purchase Price for the Products (including any freight, taxes or other applicable costs initially paid by S4S but to be borne by Distributor) shall be in United States Dollars.  All exchange, interest, banking, collection, and other charges shall be at Distributor’s expense.  50% of the Purchase Price shall be paid at the time of ordering, and the remainder (plus all other invoiced amounts) shall be payable net 45 days after shipment, all payments will be made by wire transfer.

(f)

Shipping. All such Products shall be suitably packed for air freight shipment in S4S’s standard shipping cartons, marked for shipment to Distributor’s address set forth in the preamble above or such other site as identified by written notice to S4S (“Distributor’s Address”), and delivered to Distributor’s Address, at which time title to such Products and risk of loss shall pass to Distributor.  S4S shall select the carrier and be responsible for all freight, insurance, and other shipping expenses.  Distributor shall bear all applicable taxes, duties, and similar charges that may be assessed against the Products after delivery to the carrier at “S4S’s Facility,” which shall mean S4S’s shipping facility located at S4S’s address as set forth in the preamble above, or such other site as identified by written notice to Distributor.

(g)

Rejection of Products.  Distributor shall inspect all Products promptly upon receipt thereof and may reject any Product that is defective in any material way.    To reject a Product, Distributor shall notify S4S of its rejection in writing and request a Returned Goods Authorization (“RGA”) number.  S4S shall promptly provide the RGA number to Distributor after receipt of the request.    As promptly as possible, but no later than 30 working days after receipt of properly rejected Products, S4S shall, at its expense, replace the Products.  For properly rejected Products, S4S shall credit Distributor for the return charges and shall pay all shipping charges for sending replacement Product back to Distributor; otherwise (i.e., if rejection was not proper), Distributor shall be responsible for the shipping charges.  For avoidance of doubt:  S4S’s Section 4 product warranties will continue to apply even to Products which were accepted or which were improperly rejected.

(h)

No Right of Refund or Return.  If Products are slow-moving or obsolete in Distributor’s hands, Distributor does not have a right to return or receive a refund for Products simply for that reason.  Distributor does not have any right to return or receive a refund for Products except as may be expressly set forth in this Agreement.

4.

WARRANTY TO DISTRIBUTOR

(a)

Standard Limited Warranty.  S4S warrants to Distributor that the Products sold to Distributor (i) will materially conform at the time of shipment to S4S’s specifications and any package inserts provided by S4S (in each case as in effect at the time of the purchase order), and (ii) will be, for 12 months after the time of shipment, free from defects in material and workmanship and of a quality and design suitable for sales of medical/dental devices in the United States.  This warranty is contingent upon proper use of a Product in the application for which such Product was intended and does not cover Products that were modified without S4S’s approval.

(b)

Remedy for Breach of Warranty.  Subject to the limitations in Section 4(c) hereof and subject to Distributor’s and its customers’ compliance with all instructions and requirements regarding the storage and use of Products, S4S agrees to replace any Product sold hereunder that is in breach of such warranty and as to which S4S is notified in writing by Distributor within 30 days after Distributor’s customer notifies Distributor of such defect.  Distributor’s sole and exclusive remedy against S4S with respect to breach of this limited warranty, and S4S’s sole and exclusive liability to Distributor, shall be the replacement of, or refund of the Purchase Price paid for, the Product in accordance with this limited warranty.  Return and replacement of Products which are asserted to be (and which are confirmed or expressly acquiesced by S4S to be) in breach of warranty shall be under a procedure essentially equivalent to that described in Section 3(h).

(c)

No Other Warranty.  EXCEPT FOR THE EXPRESS LIMITED WARRANTY SET FORTH IN SECTION 4(a) ABOVE, S4S GRANTS NO WARRANTIES FOR THE PRODUCTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND S4S SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NON INFRINGEMENT.

5.

ADDITIONAL OBLIGATIONS OF DISTRIBUTOR

(a)

Time, Energy and Skill.  Distributor shall devote such time, energy and skill on a regular consistent and commercially reasonably basis as is necessary to sell and promote the sale of S4S’s Products in the Territory during the term of this Agreement.

(b)

Adequate Organization. Distributor shall provide an adequate organization for sales and, where appropriate, after-sales service, with all necessary means and personnel, in order to insure the fulfillment of its obligations throughout the Territory under this Agreement.

(c)

Compliance with Laws and Regulations.  Distributor shall obtain any and all necessary government approvals to market and sell the Products in the Territory as are customary or necessary for distributors of products of such sort in the Territory to obtain, and shall comply fully, at its expense, with any and all applicable laws and regulations of the Territory applicable to the conduct of Distributor’s business and the marketing and sale of Products by Distributor.

(d)

Commencement of Marketing.  Distributor shall commence marketing of the Products throughout the Territory promptly, but in any event within 30 days, after receipt of any applicable required government registration approvals.

(e)

Appropriate Practices.  Distributor shall use commercially reasonable efforts to distribute and sell the Products in compliance with all applicable laws and regulations and good commercial practice and for uses and applications approved by S4S for the Products.  Distributor shall store and keep the Products under conditions that preserve their quality and appearance and shall not offer the Products for sale if the appearance or nature of the Products has been altered, whatever the origin of the alterations.

(f)

Inventory.  Distributor shall use commercially reasonable efforts to maintain a sufficient inventory of the Products at all times during the term of this Agreement.

(g)

Promotion of the Products.  Distributor shall, at Distributor’s own expense, promote the sale of the Products.  Distributor shall, in its discretion, advertise the Products in trade publications within the Territory, participate in appropriate trade shows, and directly solicit orders from customers within the Territory for the Products.  Distributor shall not promote the Products for any indications not approved for such Products by applicable regulatory authorities.  All promotional materials prepared by Distributor relating to the Products must be consistent with applicable law, and Distributor shall not knowingly contradict any promotional materials used by S4S in connection with the Products.  Distributor shall provide to S4S for purposes of review and comment by S4S any and all promotional, advertising, and educational materials and programs relating to the Products (and, if they are not in English, translations of them into English too) at least 10 business days before the release of such materials or commencement of such programs.  Distributor shall deliver copies of all final promotional, advertising, and educational materials used by Distributor (and, if they are not in English, translations of them into English too) to S4S.

(h)

Representations.  Distributor shall not make any false or misleading representations to customers or others regarding S4S or the Products.  Distributor and its employees and agents shall not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Products that are not contained within S4S’s documentation accompanying the Products or S4S’s literature describing the Products.

(i)

Forecasts.  In order for S4S to plan for and schedule its manufacturing operations, within the first five days of each quarter, (January, April, July October), Distributor shall provide S4S with a forecast of prospective orders for the next three months by Product and Distributor’s anticipated purchase order submission date.  Such rolling forecasts shall be non-binding and shall be used by S4S for information purposes only.

(j)

Sales Activity Reporting. Distributor shall maintain contact with S4S via telephone, e-mail or other agreed-on means of communication with reasonable frequency, but no less often than quarterly, to discuss sales activity within the Territory.

(k)

Business Conditions Reporting.  Distributor shall exercise due diligence to keep S4S informed about Distributor’s activities, market conditions, and the state of competition within the Territory and answer any reasonable requests for information from S4S.

(l)

Laws Reporting.

Distributor shall exercise due diligence to keep S4S informed about (i) the laws and regulations that are applicable in the Territory to which the Products must conform (e.g. import regulations, technical specifications, safety requirements, etc.) and (ii) the laws and regulations concerning Distributor’s activities, as far as they are relevant to S4S.

(m)

Complaints Reporting.

Distributor shall immediately inform S4S of any observations or complaints received from customers with respect to the Products.

(n)

Safety Reports.   Distributor shall promptly notify S4S of any adverse safety events involving Distributor’s customers’ patients’ use of Products.

(o)

Limitation on Distributor’s Rights.  Distributor shall have no right hereunder to manufacture, copy, modify or remanufacture any Product or part thereof.  Distributor shall not make any changes, alterations, modifications or additions to the Products without prior written approval of S4S, which may be withheld in its sole discretion.

(p)

Import and Export Requirements.  Distributor shall, at Distributor’s own expense, obtain and pay for import and export licenses and permits, pay customs charges and duty fees, and take all other actions required to accomplish the export and import of the Products purchased by Distributor.  Distributor understands that S4S and it are subject to regulation by agencies of the United States government that prohibit export or diversion of certain products to certain countries.

(q)

No Conflict of Interest.   Distributor represents to S4S that it does not currently represent or promote or sell any lines or products that directly compete with the Products. Without the prior written authorization of S4S, Distributor shall not represent, manufacture, distribute or sell any products that are in direct competition with the Products.

6.

ADDITIONAL OBLIGATIONS OF S4S.  S4S shall promptly provide Distributor with a copy of S4S’s core materials relating to promotion of the Products.  S4S shall promptly respond to all reasonable inquiries from Distributor concerning matters pertaining to this Agreement.

7.

TERM AND TERMINATION

(a)

Term.  This Agreement shall commence on the date hereof and continue in full force until expiration seven years from the date of this Agreement, unless terminated earlier under the provisions of this Section 7.  The parties expressly agree that there is no contractual right of renewal, and the parties expressly waive any legal right of renewal.  The parties agree that each may rightfully decline to renew for any reason, or for no reason.

(b)

Termination

(i)

For Cause.  If either party materially defaults in the performance of any material provision of this Agreement (which, in the case of a default by Distributor, includes but is not limited to, failure to make timely payment for Products purchased or failure to comply with Section 2), then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within 30 days after the receipt of such notice, the non-defaulting party may terminate the Agreement.  If the non-defaulting party gives such notice and the default is not cured during such 30 day period, then the non-defaulting party may terminate the Agreement at the end of such cure period.

(c)

Survival of Certain Terms.  The provisions of Sections 1, 3(e), 4, and 8 - 12 shall survive the expiration or termination of the Agreement for any reason; and expiration or termination shall not relieve either party of obligations or liabilities incurred before the expiration or termination.  All other rights and obligations of the parties shall cease upon expiration or termination of this Agreement.

(d)

Limitation on Liability.  In the event of expiration or termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other (either by contract or any law) because of such expiration or termination or failure to renew, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of S4S or Distributor.  However, as noted in Section 7(c), expiration or termination shall not relieve either party of obligations or liabilities incurred before the expiration or termination.

(e)

Obligations Following Termination.  Upon expiration or termination of this Agreement for any reason, the parties agree as follows:

(i)

Distributor shall cease to be an authorized reseller of the Products and shall terminate use of, and destroy any material containing, any of S4S’s Trademarks;

(ii)

Distributor will not be entitled to any payment or compensation from S4S for any expenditure by Distributor in respect of its operations pursuant to this Agreement, advertising or sales promotion of the Products or the loss of any goodwill alleged to result from such termination of this Agreement, or for any similar reason; and

(iii)

Distributor will promptly provide S4S with a complete list of all Products held in Distributor’s inventory as of the date of such termination.  Unless this Agreement is terminated by Distributor pursuant to Section 7(b)(i) above, S4S may(subject to Section 7(f)),, at its sole option, reclaim or repurchase any Products in Distributor’s inventory at the then present S4S-to-Distributor purchase price, less a fee for transportation, inspection and repackaging.    Distributor shall deliver such reclaimed or repurchased Products in good and salable condition.

(f)

Sale of Inventory After Expiration or Termination.  After expiration or termination of the Agreement, Distributor shall have the right to sell any remaining inventory under any S4S Trademark for a period of 60 days.

8.

LIMITATION ON LIABILITY.  EXCEPT WITH RESPECT TO THE PARTIES’ OBLIGATIONS UNDER SECTIONS 2, 9, 10 AND 11, THE LIABILITY OF S4S AND DISTRIBUTOR ARISING OUT OF THIS AGREEMENT AND/OR SALE OR PURCHASE OF THE PRODUCTS SHALL BE LIMITED TO THE PURCHASE PRICE PAID BY DISTRIBUTOR FOR THE PRODUCTS.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY ANYONE.  EXCEPT FOR VIOLATIONS OF SECTION 2, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

9.

PROPERTY RIGHTS

(a)

Property Rights.  Distributor agrees that (as between Distributor and S4S) S4S owns all right, title, and interest in the product lines that include the Products and in all of S4S’s patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture and operation of the Products.  The use by Distributor of any of these property rights is authorized only for the purposes herein set forth, and upon expiration or termination of this Agreement for any reason such authorization shall cease.

(b)

Sale Conveys No Right to Manufacture or Copy.  The Products are offered for sale and are sold by S4S subject in every case to the condition that such sale does not convey any license or sublicense, expressly or by implication, to manufacture duplicate or otherwise copy or reproduce any of the Products.

10.

TRADEMARKS AND TRADE NAMES

(a)

Use.  During the term of this Agreement, Distributor shall have the right to indicate to the public that Distributor is an authorized distributor of S4S’s Products and to advertise within the Territory such Products under the trademarks, brands, symbols, logos, marks and trade names that S4S approves from time to time (“S4S’s Trademarks”).  Distributor shall be entitled to use S4S’s trademarks, trade names or any other symbols only for the purpose of identifying and advertising the Products within the scope of this Agreement and in S4S’s sole and best interests.  Distributor agrees to cease using any particular S4S’s Trademarks immediately upon receipt of notice from S4S that S4S is discontinuing use of such particular S4S’s Trademarks in the Territory and is replacing them with new S4S’s Trademarks.

(b)

Ownership.  Except as set forth in this Section 10, nothing contained in this Agreement shall grant to Distributor any right, title or interest in S4S’s Trademarks.  Distributor has the right to obtain a United States Trademark for use in the United States..

(c)

Approval of Representations.  All representations of S4S’s Trademarks that Distributor intends to use shall first be submitted to S4S for approval, which shall not be unreasonably withheld, of design, color, and other details, or shall be exact copies of those used by S4S.

(d)

Vigilance.  Distributor shall promptly notify S4S of any infringement in the Territory of S4S’s Trademarks that comes to Distributor’s notice.

11.

INDEMNIFICATION

(a)

Indemnification By S4S.  Notwithstanding Section 4(c), S4S shall indemnify and hold the Distributor free and harmless of and from any claims, damages or lawsuits (including reasonable attorneys’ fees) arising as a result of negligent, intentional or other acts of S4S or its employees, or defects in the products caused by S4S or S4S’s suppliers..

(b)

Limitation.  Notwithstanding the provisions of Section 11(a) above, S4S assumes no liability for any Claim arising out of (i)  improper handling, shipment or storage of Products by Distributor, its customers or any carrier; (ii) infringements involving the modification of the Products, or any part thereof, unless such modification was done or authorized by S4S; (iii) use other than for the indications approved by S4S or (iv) any other reason if not within the coverage of Section 11(a).

(c)

Indemnification by Distributor.  Distributor agrees that at Distributor’s own expense Distributor shall indemnify and hold S4S harmless against and from, and shall defend or, at Distributor’s option, settle any and all Claims which arise anywhere in the world against any of S4S and each of its officers, directors, employees, affiliates and agents and permitted assigns (each of which is a “S4S Indemnitee”) to the extent any such Claim arises out of or relates to (i) any injury or damage to person or property arising out of or resulting from any negligence, willful misconduct or improper handling or storage of Products by Distributor, its employees or its agents, (ii) the breach by Distributor, its employees or agents of any covenant, term or condition of this Agreement, including, but not limited to, Distributor’s representation of the Products in a manner inconsistent with the S4S’s Product description and warranties, (iii) the breach of any representation or warranty made by Distributor, its employees or agents, or (iv) any other conduct of Distributor or any of its employees or agents that exceeds the authority of Distributor as set forth in this Agreement (except to the extent S4S would be obligated to indemnify Distributor pursuant to Section 11(a)).  Distributor agrees to indemnify each of the S4S Indemnitees against any and all such Claims as incurred, provided that S4S gives Distributor (i) prompt written notice of such Claim, (ii) full control over the defense or settlement thereof (provided, that Distributor shall not, without S4S’s prior written consent (which shall not be unreasonably withheld), settle any such claims on terms which require S4S to pay, do or not do anything), and (iii) all reasonable information and assistance (at Distributor’s expense excluding time spent by employees of S4S and S4S’s separate attorneys’ fees and expenses) to handle the defense and settlement thereof.  S4S shall have the right to participate at its expense in any such dispute.

12.

GENERAL PROVISIONS

(a)

Governing Law and Jurisdiction.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, USA, without reference to conflict of laws principles or statutory rules of arbitration.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply.  The federal and state courts within San Diego County, California, USA, shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement.  The parties hereby expressly consent to (i) the personal jurisdiction of the federal and state courts within said county, (ii) service of process being effected upon the parties by registered mail sent to the address set forth at the beginning of this Agreement, and (iii) the uncontested enforcement of a final, unappealed judgment of any such court in any other jurisdiction wherein either party or any of either party’s assets are present.  The parties agree not to contest venue in such courts and not to assert that such courts are an inconvenient forum.

(b)

Entire Agreement.  This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior or contemporaneous negotiations, arrangements, commitments, understandings or agreements, whether oral or written, regarding the subject matter hereof; provided, that any prior nondisclosure/nonuse agreement (or clause within a larger agreement) is not superseded, and remains in full force and effect in addition to the provisions of this Agreement.  The parties acknowledge and agree that no promises or representations were made to them concerning the subject matter of this Agreement which do not appear written herein or therein.  The parties further acknowledge and agree that parol evidence is not needed to interpret the intent of the parties.

(c)

Amendment.  This Agreement cannot be modified or amended except by a writing signed by both parties.

(d)

Waiver.  No waiver of any breach of a term, provision or condition of this Agreement shall be deemed to have been made by any party unless such waiver is addressed in writing and signed by that party.  The failure of a party to insist upon the strict performance of any of the terms, provisions or conditions of this Agreement shall not be construed as a waiver.  A waiver shall, unless expressly stated to the contrary, not be a continuing waiver of the same or of any of other of the party’s rights or remedies against the other party.

(e)

Remedies Cumulative.  All rights and remedies conferred herein shall be cumulative and in addition to all of the rights and remedies available to each party at law, in equity or otherwise.  Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive.  The rights of any party under this Agreement may be exercised from time to time, singularly or in combination, and the exercise of one or more such rights shall not be deemed to be a waiver of any one or more of the others.

(f)

 Equitable Relief.  Each party recognizes that the covenants and agreements herein and their continued performance as set forth in this Agreement are necessary and critical to protect the legitimate interests of the other party, that the other party would not have entered into this Agreement in the absence of such covenants and agreements and the assurance of continued performance as set forth in this Agreement, and that a party’s breach or threatened breach of such covenants and agreements shall cause the opposed party irreparable harm and significant injury, the amount of which will be extremely difficult to estimate and ascertain, thus, making any remedy at law or in damages inadequate.  Therefore, each party agrees that the other party shall be entitled to specific performance, an order restraining any breach or threatened breach of such sections of this Agreement, and any other equitable relief (including but not limited to interim injunctive relief), without the necessity of posting of any bond or security.  This right shall be in addition to any other remedy available to such other party at law or in equity.

(g)

Notices.  Any notice required or permitted by this Agreement shall be in writing (in the English language) and shall be made by personal delivery or sent by email, overnight express courier (such as Federal Express) or by first class United States mail, addressed to the other party at the address shown above or at such other address for which such party gives notice.

(h)

Non-assignability and Binding Effect.  A mutually agreed consideration for S4S’s entering into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by Distributor under Distributor’s present ownership, and, accordingly, Distributor agrees that Distributor’s rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of S4S, which consent shall not be unreasonably withheld.  For purposes of this Section 12(h), the following transactions (in addition to other assignments and transfers) shall constitute an assignment by Distributor requiring S4S’s prior written consent: (i) the sale or other disposition of all or substantially all of Distributor’s assets and (ii) any sale, consolidation or merger of Distributor with or into any other corporation or other entity, in which the outstanding voting power of Distributor immediately before such sale, consolidation or merger represents less than 50% of the voting power of the surviving/controlling entity immediately following such sale, consolidation or merger.  S4S may assign or transfer this Agreement, in whole or in part, to its parent (if any) or any of its affiliates in which it has greater than 50% ownership or to any successors to substantially all that part of its business to which this Agreement relates.  Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

(i)

Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

(j)

Further Assurances.  The parties hereby covenant and agree to, without the necessity of any further consideration, execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to effectuate or more perfectly evidence the intent of this Agreement.

(k)

Severability.  This Agreement is severable.  If any provision of this Agreement is determined by a final and binding court or arbitration judgment to be invalid, illegal or unenforceable to any extent, such provision shall not be not affected or impaired up to the limits of such invalidity, illegality or unenforceability; the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way; and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision (or portion of provision) with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision (or portion of provision).

(l)

Force Majeure.  No party shall be liable for failure to perform, or delay in the performance of, its obligations under this Agreement (other than payment obligations) when such failure or delay is caused by an event of force majeure.  For purposes of this Agreement, an event of force majeure means any event or circumstance beyond the reasonable control of the affected party and not reasonably preventable using industry standard practices, including but not limited to, war, insurrection, riot, fire, flood or other unusual weather condition, explosion, act of God, peril of the sea, sabotage, accident, embargo, act of governmental authority, compliance with governmental order on national defense requirements, or inability due to general industry wide shortages to obtain fuel, power, raw materials, labor or transportation facilities.  If, due to any event of force majeure, either party shall be unable to fulfill its obligations under this Agreement (other than payment obligations), the affected party shall immediately notify the other party of such inability and of the period during which such inability is expected to continue, shall use reasonable commercial efforts to cure and remedy such non-performance and the time for performance shall be extended for a number of days equal to the duration of the force majeure, and the parties shall meet promptly to seek to establish a mutually acceptable workaround plan and determine an equitable solution to the effects of such event.

(m)

Construction.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any party because that party or its attorney drafted the provision.  Any reference in this Agreement to an Article, Section, subsection, paragraph or clause shall be deemed to be a reference to an Article, Section, subsection, paragraph orclause of or to, as the case may be, this Agreement, unless otherwise indicated.  Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, and (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import.  “£” means United States Dollars.

(n)

English.   The English language version of this Agreement shall be controlling over any version in any other language.  No translation of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of the parties hereto.

(o)

Captions.  The captions of the Articles, Sections and subsections in this Agreement are for convenience only and shall not be used to interpret the provisions of this Agreement.

(p)

Counterparts.  This Agreement may be executed and delivered in counterparts (email transmission included), each of which shall constitute an original document, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Distribution Agreement as of the date first written above.

THERAPEUTIC SOLUTIONS

S4S (UK) Limited

INTERNATIONAL, INC.

(“S4S”)

(“Distributor”)

By:  /s/ Timothy G Dixon

By:  /s/ Neil Bullement

Print Name: Timothy G Dixon

Print Name:  Neil Bullement

Title:  President and CEO

Title:  Commercial Director

S4S (UK) Limited

(“S4S”)

By:  /s/ Matt Everatt

Print Name:  Matt Everatt

Title:  Technical Director